Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE
TEAM, INC. REPORTS FIRST QUARTER 2025 RESULTS

SUGAR LAND, TX – May 12, 2025 – Team, Inc. (NYSE: TISI) (“TEAM” or the “Company”), a global, leading provider of specialty industrial services offering customers access to a full suite of conventional, specialized, and proprietary mechanical, heat-treating, and inspection services, today reported its financial results for the quarter ended March 31, 2025.

First Quarter 2025 Highlights:

•Generated first quarter 2025 revenue of $198.7 million and a gross margin of 23.8%.
•Reported a net loss of $29.7 million, inclusive of a $11.9 million loss on debt extinguishment attributable to the March 2025 refinancing.
•Delivered consolidated Adjusted EBITDA1 of $5.3 million (2.7% of consolidated revenue) for the 2025 first quarter.
•Adjusted Selling, General and Administrative Expense1 decreased to 22.7% of consolidated revenue.
•As previously announced, successfully closed on a refinancing transaction in March 2025 that extended term loan maturities out to 2030 and lowered the Company’s blended interest rate by more than 100 basis points.

1 See the accompanying reconciliation of non-GAAP financial measures at the end of this press release.

“We continued to make progress on a number of strategic, financial and operational initiatives during the first quarter,” said Keith D. Tucker, Team’s Chief Executive Officer. “Our Inspection and Heat Treating segment delivered strong top-line growth, with revenue up 6.8% over the prior year and up 8.8% in our core U.S. operations. In our Mechanical Services segment, lower callout revenue and weather-related delays in project and turnaround activity shifted revenue into future periods which offset the growth in our IHT segment. These factors resulted in total revenue of $198.7 million, essentially flat versus the prior year period. Notably, our Inspection and Heat Treating segment generated a 39% year over year improvement in Adjusted EBITDA driven by a nearly 22% year over year growth in our higher margin heat treating services and a 64% increase in revenue from our laboratory, testing and inspection services facility in Cincinnati. Overall, we delivered Adjusted EBITDA for the first quarter of $5.3 million.”

“Also, as previously announced, in March we completed a refinancing transaction that lowered our blended cost of capital and extended our term debt maturities out to 2030. Additionally, we launched the next phase of our ongoing optimization program to further improve workforce utilization and cost efficiency, which we expect will result in annualized cost savings of at least $10 million. Importantly, we’ve also taken several steps to strengthen the commercial and financial performance of our Canadian and certain other international operations and are beginning to see measurable results which we expect to accelerate over the remainder of the year. We remain focused on generating top-line growth, cost discipline, and building off our positive margin trajectory to increase cash flow generation,” commented Tucker.

“Looking ahead, while we continue to closely monitor the potential impact of tariff policies and related market uncertainty, we believe our diversified service offerings across multiple industries and our geographic footprint position us to better navigate these challenges. We’ve experienced strong activity levels to start the second quarter, and we see overall second quarter top-line growth over the prior year across both segments and improved Adjusted EBITDA levels. We anticipate continued improvement in our Canadian and other international operations throughout the year and remain committed to delivering top-line growth for the full year and at least 15% year over year growth in Adjusted EBITDA. Finally, our leadership team is focused on realizing our strategic vision emphasizing execution and operational resilience to enhance financial performance and increase shareholder value,” concluded Tucker.
Financial Results

First quarter revenues totaled $198.7 million, essentially flat compared to the prior year period. Higher year over year revenue in our Inspection and Heat Treating (“IHT”) segment driven by increases in revenue from U.S. turnaround and capital projects was offset by lower U.S. turnaround and callout work and international revenue within our Mechanical Services (“MS”) segment. First quarter consolidated gross margin was $47.3 million, or 23.8% of revenue, compared to the prior year period’s gross margin of 24.4% of revenue.

Selling, general and administrative expenses for the first quarter were $53.3 million, down $1.8 million or 3.4%, from the 2024 first quarter. Adjusted Selling, General, and Administrative Expense, which excludes expenses not representative of TEAM’s ongoing operations such as non-recurring professional, legal, financing and severance expenses and non-cash expenses such as depreciation and amortization and share-based compensation expense, declined by $0.7 million compared to the 2024 period and represented 22.7% of consolidated revenue.

Net loss in the 2025 first quarter was $29.7 million (a loss of $6.61 per share) compared to a net loss of $17.2 million (a loss of $3.89 per share) in the 2024 first quarter. Net loss for the first quarter of 2025 included a loss on debt extinguishment of $11.9 million related to the Company’s March 2025 refinancing. The Company’s Adjusted EBIT, a non-GAAP measure, was $3.0 million in the 2025 first quarter as compared to $3.8 million in the prior year quarter. Consolidated Adjusted EBITDA, a non-GAAP measure, was $5.3 million (2.7% of consolidated revenue) in the 2025 first quarter versus $6.5 million (3.3% of consolidated revenue) in the prior year quarter.

Adjusted net loss, Adjusted EBIT, Adjusted EBITDA and Adjusted Selling, General and Administrative Expense are non-GAAP financial measures that exclude certain items that are not indicative of TEAM’s core operating activities. A reconciliation of these non-GAAP financial measures to the most comparable GAAP financial measures is at the end of this earnings release.

Segment Results

The following table illustrates the composition of the Company’s revenue and operating income (loss) by segment for the quarter ended March 31, 2025 and 2024 (in thousands):

TEAM, INC. AND SUBSIDIARIES
SEGMENT INFORMATION
(unaudited, in thousands)

	Three Months Ended March 31,		Favorable (Unfavorable)
	2025	2024	$	%
Revenues
IHT	$106,215	$99,448	$6,767	6.8%
MS	92,440	100,152	(7,712)	(7.7)%
	$198,655	$199,600	$(945)	(0.5)%

Operating income (loss)
IHT	$8,693	$5,185	$3,508	67.7%
MS	(1,111)	4,091	(5,202)	(127.2)%
Corporate and shared support services	(13,585)	(15,662)	2,077	13.3%
	$(6,003)	$(6,386)	$383	6.0%

Revenues. IHT revenues increased by $6.8 million or 6.8%, as compared to the prior year quarter, with strong year-over-year revenue growth of 8.8%, or $7.8 million, in the U.S. driven by higher activity in turnaround services and capital projects and improving utilization at the Company’s laboratory, testing and inspection facility in Cincinnati, partially offset by lower revenue in Canada and other international regions resulting from lower callout work and project delays pushing activity into the 2025 second quarter. MS revenues decreased by $7.7 million compared to the prior year, mainly due to lower callout activity in the U.S. and lower turnaround activity and project delays in the U.S. and international areas other than Canada.

Operating income (loss). IHT’s first quarter 2025 operating income increased by $3.5 million or 67.7%, to $8.7 million, mainly due to U.S. revenue growth and cost containment. MS operating income decreased by approximately $5.2 million, driven largely by lower year-over-year revenue. Corporate and shared support services costs were lower by $2.1 million or 13.3%, mainly due to lower personnel and professional services costs in the current quarter. Consolidated operating loss improved by $0.4 million driven by the factors discussed above.

Balance Sheet and Liquidity

At March 31, 2025, the Company had $29.1 million of total liquidity, consisting of consolidated cash and cash equivalents of $12.8 million, (excluding $4.0 million of restricted cash) and $16.3 million of undrawn availability under its various credit facilities, consisting of $6.3 million available under the Revolving Credit Loans and $10.0 million available under the Second Lien Delayed Draw Term Loans.

The Company’s total debt as of March 31, 2025 was $353.6 million as compared to $325.1 million as of fiscal year end 2024. The increase is primarily due to the March 2025 refinancing and higher net borrowings under our ABL credit facility. The Company’s net debt (total debt less cash and cash equivalents), a non-GAAP financial measure, was $336.8 million at March 31, 2025.

Conference Call

As previously announced, the Company will hold a conference call to discuss its first quarter 2025 financial and operating results on Tuesday, May 13, 2025, at 10:00 a.m. Central Time (11:00 a.m. Eastern Time). Interested parties in the United States may participate toll-free by dialing (877) 270-2148. Interested parties internationally may dial (412) 902-6510. Participants should ask to join “TEAM, Inc. First Quarter 2025 Conference Call.” The Company will not host questions during the call. This call will also be webcast on TEAM’s website at www.teaminc.com. An audio replay will be available on the Company’s website following the call.

Non-GAAP Financial Measures

The non-GAAP measures in this earnings release are provided to enable investors, analysts and management to evaluate Team’s performance excluding the effects of certain items that management believes impact the comparability of operating results between reporting periods. These measures should be used in addition to, and not in lieu of, results prepared in conformity with generally accepted accounting principles (“GAAP”). A reconciliation of each of the non-GAAP financial measures to the most directly comparable historical GAAP financial measure is contained in the accompanying schedule for each of the fiscal periods indicated.

About Team, Inc.

Headquartered in Sugar Land, Texas, Team, Inc. (NYSE: TISI) is a global, leading provider of specialty industrial services offering customers access to a full suite of conventional, specialized, and proprietary mechanical, heat-treating, and inspection services. We deploy conventional to highly specialized inspection, condition assessment, maintenance, and repair services that result in greater safety, reliability, and operational efficiency for our customers’ most critical assets. Through locations in 13 countries, we unite the delivery of technological innovation with over a century of progressive, yet proven integrity and reliability management expertise to fuel a better tomorrow. For more information, please visit www.teaminc.com.

Certain forward-looking information contained herein is being provided in accordance with the provisions of the Private Securities Litigation Reform Act of 1995. We have made reasonable efforts to ensure that the information, assumptions, and beliefs upon which this forward-looking information is based are current, reasonable, and complete. However, such forward-looking statements involve estimates, assumptions, judgments, and uncertainties. They include but are not limited to statements regarding the Company’s financial prospects and the implementation of cost-saving measures. There are known and unknown factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking information. Although it is not possible to identify all of these factors, they include, among others: the Company’s ability to generate sufficient cash from operations, access its credit facilities, or maintain its compliance with covenants under its credit facilities and debt agreements, the duration and magnitude of accidents, extreme weather, natural disasters, and pandemics and related global economic effects and inflationary pressures, the Company’s liquidity and ability to obtain additional financing, the Company’s ability to continue as a going concern, the Company’s ability to execute on its cost management actions, the impact of new or changes to existing governmental laws and regulations and their application, including tariffs; the outcome of tax examinations, changes in tax laws, and other tax matters; foreign currency exchange rate and interest rate fluctuations; the Company’s ability to successfully divest assets on terms that are favorable to the Company; our ability to repay, refinance or restructure our debt and the debt of certain of our subsidiaries; anticipated or expected purchases or sales of assets; the Company’s continued listing on the New York Stock Exchange, and such known factors as are detailed in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, each as filed with the Securities and Exchange Commission, and in other reports filed by the Company with the Securities and Exchange Commission from time to time. Accordingly, there can be no assurance that the forward-looking information contained herein, including statements regarding the Company’s financial prospects and the implementation of cost-saving measures, will occur or that objectives will be achieved. We assume no obligation to publicly update or revise any forward-looking statements made today or any other forward-looking statements made by the Company, whether as a result of new information, future events or otherwise, except as may be required by law.
Contact:
Nelson M. Haight
Executive Vice President, Chief Financial Officer
(281) 388-5521

###

TEAM, INC. AND SUBSIDIARIES
SUMMARY OF CONSOLIDATED OPERATING RESULTS
(unaudited, in thousands, except per share data)

	Three Months Ended
	March 31,
	2025	2024

Revenues	$198,655	$199,600
Operating expenses	151,389	150,869
Gross margin	47,266	48,731
Selling, general, and administrative expenses	53,269	55,117
Operating loss	(6,003)	(6,386)
Interest expense, net	(11,436)	(12,098)
Loss on debt extinguishment	(11,853)	—
Other (expense) income, net	(204)	1,362
Loss before income taxes	(29,496)	(17,122)
Provision for income taxes	(222)	(73)
Net loss	$(29,718)	$(17,195)

Loss per common share:
Basic and Diluted	$(6.61)	$(3.89)
Weighted-average number of shares outstanding:
Basic and Diluted	4,493	4,415

The following table includes the details of depreciation and amortization expense:

	Three Months Ended March 31,
	2024	2023
Depreciation and amortization:
Amount included in operating expenses	3,102	3,583
Amount included in SG&A expenses	5,300	6,057
Total depreciation and amortization	$8,402	$9,640

TEAM, INC. AND SUBSIDIARIES
SUMMARY CONSOLIDATED BALANCE SHEET INFORMATION
(in thousands)

	March 31,	December 31,
	2025	2024
	(unaudited)

Cash and cash equivalents	$16,803	$35,545

Other current assets	275,560	269,558

Property, plant, and equipment, net	110,945	112,835

Other non-current assets	111,906	110,427

Total assets	$515,214	$528,365

Current portion of long-term debt and finance lease obligations	$3,811	$6,485

Other current liabilities	149,317	164,763

Long-term debt and finance lease obligations, net of current maturities	349,813	318,626

Other non-current liabilities	38,240	36,753

Shareholders’ equity (deficit)	(25,967)	1,738

Total liabilities and shareholders’ equity (deficit)	$515,214	$528,365

TEAM INC. AND SUBSIDIARIES
SUMMARY CONSOLIDATED CASH FLOW INFORMATION
(unaudited, in thousands)

	Three Months Ended
	March 31,
	2025	2024
Cash flows from operating activities:
Net loss	$(29,718)	$(17,195)
Depreciation and amortization expense	8,402	9,640
Loss on debt extinguishment	11,853	—
Amortization of debt issuance costs, debt discounts and deferred financing costs	1,389	1,975
Deferred income taxes	(491)	(626)
Non-cash compensation cost (credit)	(53)	665
Write-off of software cost	45	—
Working capital and other	(20,088)	7,427
Net cash provided by (used in) operating activities	(28,661)	1,886

Cash flows from investing activities:
Capital expenditures	(1,406)	(3,016)
Net cash used in investing activities	(1,406)	(3,016)

Cash flows from financing activities:
Borrowings (payments) under ABL Facilities, net	7,982	(9,909)
Payments under Corre DDTL	(35,700)	—
Payments under Corre Uptiered Loan	(55,894)	—
Borrowings under HPS First Lien Term Loan	175,000	—
Payments under ME/RE Loans	(23,427)	(711)
Payments under Corre Incremental Term Loans	(48,015)	(356)
Payments for debt issuance costs	(8,053)	(1,400)
Other	(705)	2,542
Net cash provided by (used in) financing activities	11,188	(9,834)

Effect of exchange rate changes	137	(273)
Net change in cash and cash equivalents	$(18,742)	$(11,237)

TEAM, INC. AND SUBSIDIARIES
SEGMENT INFORMATION
(unaudited, in thousands)

	Three Months Ended March 31,
	2025	2024
Revenues
IHT	$106,215	$99,448
MS	92,440	100,152
	$198,655	$199,600

Operating income (loss)
IHT	$8,693	$5,185
MS	(1,111)	4,091
Corporate and shared support services	(13,585)	(15,662)
	$(6,003)	$(6,386)

Segment Adjusted EBIT[1]
IHT	$8,808	$5,320
MS	(777)	4,498
Corporate and shared support services	(11,070)	(13,616)
	$(3,039)	$(3,798)

Segment Adjusted EBITDA[1]
IHT	$11,624	$8,349
MS	3,494	9,147
Corporate and shared support services	(9,808)	(10,989)
	$5,310	$6,507
___________________
1    See the accompanying reconciliation of non-GAAP financial measures at the end of this earnings release.

TEAM, INC. AND SUBSIDIARIES
Non-GAAP Financial Measures
(Unaudited)

The Company uses supplemental non-GAAP financial measures which are derived from the consolidated financial information including adjusted net income (loss); adjusted net income (loss) per share; earnings before interest and taxes (“EBIT”); Adjusted EBIT (defined below); adjusted earnings before interest, taxes, depreciation, and amortization (“Adjusted EBITDA”), free cash flow and net debt to supplement financial information presented on a GAAP basis.

The Company defines adjusted net income (loss) and adjusted net income (loss) per share to exclude the following items: non-routine legal costs and settlements, non-routine professional fees, loss on debt extinguishment, certain severance charges, non-routine write off of assets and certain other items that we believe are not indicative of core operating activities. Consolidated Adjusted EBIT, as defined by us, excludes the costs excluded from adjusted net income (loss) as well as income tax expense (benefit), interest charges, foreign currency (gain) loss, pension credit, and items of other (income) expense. Consolidated Adjusted EBITDA further excludes depreciation, amortization and non-cash share-based compensation costs from consolidated Adjusted EBIT. Segment Adjusted EBIT is equal to segment operating income (loss) excluding costs associated with non-routine legal costs and settlements, non-routine professional fees, certain severance charges, and certain other items as determined by management. Segment Adjusted EBITDA further excludes depreciation, amortization, and non-cash share-based compensation costs from segment Adjusted EBIT. Adjusted Selling, General and Administrative Expense is defined to exclude non-routine legal costs and settlements, non-routine professional fees, certain severance charges, certain other items that we believe are not indicative of core operating activities and non-cash expenses such as depreciation and amortization and non-cash compensation. Free Cash Flow is defined as net cash provided by (used in) operating activities minus capital expenditures paid in cash. Net debt is defined as the sum of the current and long-term portions of debt, including finance lease obligations, less cash and cash equivalents.

Management believes these non-GAAP financial measures are useful to both management and investors in their analysis of our financial position and results of operations. In particular, adjusted net income (loss), adjusted net income (loss) per share, consolidated Adjusted EBIT, and consolidated Adjusted EBITDA are meaningful measures of performance which are commonly used by industry analysts, investors, lenders, and rating agencies to analyze operating performance in our industry, perform analytical comparisons, benchmark performance between periods, and measure our performance against externally communicated targets. Our segment Adjusted EBITDA is also used as a basis for the Chief Operating Decision Maker (Chief Executive Officer) to evaluate the performance of our reportable segments. Free cash flow is used by our management and investors to analyze our ability to service and repay debt and return value directly to stakeholders.

Non-GAAP measures have important limitations as analytical tools, because they exclude some, but not all, items that affect net earnings and operating income. These measures should not be considered substitutes for their most directly comparable U.S. GAAP financial measures and should be read only in conjunction with financial information presented on a GAAP basis. Further, our non-GAAP financial measures may not be comparable to similarly titled measures of other companies who may calculate non-GAAP financial measures differently, limiting the usefulness of those measures for comparative purposes. The liquidity measure of free cash flow does not represent a precise calculation of residual cash flow available for discretionary expenditures. Reconciliations of each non-GAAP financial measure to its most directly comparable GAAP financial measure are presented below.

TEAM, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(unaudited, in thousands except per share data)

	Three Months Ended March 31,
	2025	2024
Adjusted Net Loss:
Net loss	$(29,718)	$(17,195)
Professional fees and other[1]	2,007	2,081
Write-off of software cost	45	—
Legal costs[2]	490	82
Severance charges, net[3]	467	425
Loss on debt extinguishment	11,853	—
Tax impact of adjustments and other net tax items[4]	(13)	(112)
Adjusted Net Loss	$(14,869)	$(14,719)

Adjusted Net Loss per common share:
Basic and Diluted	$(3.31)	$(3.33)

Consolidated Adjusted EBIT and Adjusted EBITDA:
Net loss	$(29,718)	$(17,195)
Provision for income taxes	222	73
Loss (gain) on equipment sale	5	(10)
Interest expense, net	11,436	12,098
Professional fees and other[1]	2,007	2,081
Write-off of software cost	45	—
Legal costs[2]	490	82
Severance charges, net[3]	467	425
Foreign currency loss (gain)	205	(1,239)
Pension credit[5]	(51)	(113)
Loss on debt extinguishment	11,853	—
Consolidated Adjusted EBIT	(3,039)	(3,798)
Depreciation and amortization
Amount included in operating expenses	3,102	3,583
Amount included in SG&A expenses	5,300	6,057
Total depreciation and amortization	8,402	9,640
Non-cash share-based compensation costs (credit)	(53)	665
Consolidated Adjusted EBITDA	$5,310	$6,507

Free Cash Flow:
Cash provided by (used in) operating activities	$(28,661)	$1,886
Capital expenditures	(1,406)	(3,016)
Free Cash Flow	$(30,067)	$(1,130)
____________________________________
1    For the three months ended March 31, 2025, consists of $2.0 million related to the Refinancing Transactions, For the three months ended March 31, 2024, includes $1.9 million related to debt financing, and $0.2 million related to support costs.
2 Primarily relates to accrued legal matters and legal reserves.
3 Represents customary severance costs associated with staff reductions across multiple departments.
4    Represents the tax effect of the adjustments.
5    Represents pension credits for the U.K. pension plan based on the difference between the expected return on plan assets and the amount of the discounted pension liability. The pension plan was frozen in 1994 and no new participants have been added since that date.

TEAM, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (Continued)
(unaudited, in thousands)

	Three Months Ended March 31,
	2025	2024

Segment Adjusted EBIT and Adjusted EBITDA:

IHT
Operating income	$8,693	$5,185
Professional fees and other	—	40
Severance charges, net[3]	115	95
Adjusted EBIT	8,808	5,320
Depreciation and amortization	2,816	3,029
Adjusted EBITDA	$11,624	$8,349

MS
Operating income (loss)	$(1,111)	$4,091
Professional fees and other	—	82
Severance charges, net[3]	334	325
Adjusted EBIT	(777)	4,498
Depreciation and amortization	4,271	4,649
Adjusted EBITDA	$3,494	$9,147

Corporate and shared support services
Net loss	$(37,300)	$(26,471)
Provision for income taxes	222	73
Loss (gain) on equipment sale	5	(10)
Interest expense, net	11,436	12,098
Foreign currency loss (gain)	205	(1,239)
Professional fees and other[1]	2,007	1,959
Write-off of software cost	45	—
Legal costs[2]	490	82
Severance charges, net[3]	18	5
Pension credit[4]	(51)	(113)
Loss on debt extinguishment	11,853	—
Adjusted EBIT	(11,070)	(13,616)
Depreciation and amortization	1,315	1,962
Non-cash share-based compensation costs (credit)	(53)	665
Adjusted EBITDA	$(9,808)	$(10,989)
___________________
1    For the three months ended March 31, 2025, consists of $2.0 million related to the Refinancing Transactions, For the three months ended March 31, 2024, includes $1.9 million related to debt financing, and $0.2 million related to support costs.
2 Primarily relates to accrued legal matters and legal reserves.
3    Represents customary severance costs associated with staff reductions across multiple departments..
4    Represents pension credits for the U.K. pension plan based on the difference between the expected return on plan assets and the amount of the discounted pension liability. The pension plan was frozen in 1994 and no new participants have been added since that date.

TEAM, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (Continued)
(unaudited, in thousands except percentage)

	Three Months Ended March 31,
	2025	2024

Selling, general, and administrative expenses	$53,269	$55,117
Less:
Depreciation and amortization in SG&A expenses	5,300	6,057
Non-cash share-based compensation costs (credit)	(53)	665
Professional fees and other[1]	2,007	2,081
Legal costs[2]	490	82
Severance charges included in SG&A expenses	422	425
Total non-cash/non-recurring items	8,166	9,310
Adjusted Selling, General and Administrative Expense	$45,103	$45,807
As percentage of revenue	22.7%	22.9%
___________________
1 For the three months ended March 31, 2025, consists of $2.0 million related to the Refinancing Transactions, For the three months ended March 31, 2024, includes $1.9 million related to debt financing, and $0.2 million related to support costs.
2 Primarily relates to accrued legal matters and legal reserves.